Exhibit 99.2

Transcript of Management’s Prepared Remarks

Intro: Brent Stringham

Good afternoon everyone, and thank you for joining our fiscal fourth quarter earnings call. Joining me today is our President and Chief Executive Officer Saleel Awsare.

A “live” and archived webcast of today’s call will be available on the Company’s website. In addition, you can find the call-in details for the phone replay in today’s earnings release.

During this call, we may make forward-looking statements which involve risks and uncertainties that could cause our results to differ materially from current expectations.

We encourage you to review the cautionary statements and risk factors contained in today’s earnings release, which was furnished to the SEC and is available on our website, and other SEC filings such as our 10-K and 10-Qs. Lantronix undertakes no obligation to revise or update publicly any forward-looking statements to reflect future events or circumstances.

Additionally, during the call, we will discuss non-GAAP financial measures. Today's earnings release, which is posted in the Investor Relations section of our website, describes the differences between our non-GAAP and GAAP reporting and presents reconciliations for the non-GAAP financial measures that we use.

With that, I will now turn the call over to Saleel.

Saleel Awsare (Section 1):

Thanks, Brent, and thank you, everyone, for joining today’s call.

The fourth quarter marked a strong finish to fiscal 2026. Over the course of the year, we transformed our operating model, strengthened our balance sheet, and built the foundation for profitable growth. We are now seeing the tangible results of that work.

Our continued strong execution drove 8% year-over-year revenue growth to $31.2 million and a 300% increase in non-GAAP EPS to $0.04. Both metrics were within our guidance ranges. Importantly, our Embedded IoT Solutions, which includes our drone business, grew 34% year-over-year.

Gross margins remained strong at above 44%, reflecting our teams’ disciplined execution as we accelerate momentum across the business.

Turning to the broader operating environment, starting with Unmanned Systems. Fiscal 2026 was the year our drone opportunity progressed from early validation to a meaningful growth engine for Lantronix.

We set the foundation in Q4 last year, when we secured our first drone win with Red Cat, powering Teal Drones’ Black Widow platform for the US Army’s SRR Program. As a Blue UAS-approved platform, this was a rigorous qualification process, and we believe we won the program because of our deep camera expertise and years of experience in camera tuning, sensor fusion, and the complex software integration required for military-grade imaging. Our status as a North American supplier was also a key factor. With NDAA and TAA compliance now table stakes for defense programs, a trusted, domestic supply chain mattered as much as our deep technical capabilities.

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That win came against a backdrop of record defense funding, with the U.S. Department of War earmarking over $13 billion for autonomous systems in 2026 alone, alongside a clear and growing requirement for secure, U.S.-made technology. From there, we built on that early momentum, adding several customers, including Sightline, Trillium Engineering, and others, to our drone roster. Over the course of the fiscal year, we scaled our broader Unmanned Systems engagements from roughly 10 in Q1 to over 30 today.

That growth accelerated following a major regulatory shift in December 2025, when the FCC restricted China-based DJI—historically the dominant drone supplier—from introducing new products into the U.S. market. The move created a significant tailwind for domestic, trusted-supplier platforms like ours and was soon followed by meaningful U.S. government funding to accelerate the deployment of domestic drone technologies.

And, just a couple of weeks ago, that regulatory momentum was further reinforced by action from Washington. The President signed a Section 232 proclamation imposing new tariffs on foreign-made drones and components, aimed at reducing reliance on foreign suppliers and building out domestic manufacturing capacity. While the FCC’s actions in December focused on restricting new foreign-made drones and components from entering the market, this latest action is broader, directly targeting the economics of importing drones and related components across the existing market. This is another clear tailwind for domestic, NDAA-compliant suppliers like Lantronix, and we expect it to accelerate the shift toward domestically manufactured alternatives.

Just as important, we’re seeing the industry’s focus shift from simply building more drones to making drones increasingly autonomous. At the scale governments and commercial operators envision, there simply won’t be enough trained pilots to operate every drone, and training new operators takes time. This makes autonomy essential, and autonomy requires powerful AI compute at the edge – what we call physical AI – and that is exactly where Lantronix fits. Our edge compute platforms enable the onboard intelligence that allows drones to perceive, navigate, and execute missions autonomously in GPS-denied environments, positioning us at the center of this long-term transition.

Against this backdrop, we delivered $12.6 million in Unmanned Systems revenue in fiscal 2026, above the midpoint of our most recent guidance range. Importantly, this momentum extends beyond defense. We are also seeing growing adoption across commercial, industrial, agricultural, drone-as-first-responder, and counter-UAS applications, reinforcing the breadth of the unmanned systems opportunity.

Our international expansion is also progressing well, including two recent partnerships we formed in the Unmanned Systems market.

The first is with DoD Solution, an Estonian-Ukrainian developer of onboard autonomy technology for drones and other unmanned systems. By combining Lantronix’s edge-computing solutions and engineering expertise with DoD Solution’s AURA autonomy platform, we are supporting a range of demanding applications. This partnership also strengthens our presence in Europe and Ukraine, where demand for our solutions continues to grow.

Our second partnership is with AVT Australia, a CACI company that develops gimballed camera payloads for drone manufacturers. AVT has designed its payload around our system-on-module platform, which is purpose-built for high-performance AI and robotics applications.

Together, these partnerships demonstrate Lantronix’s growing presence across the global Unmanned Systems ecosystem.

Additionally, we recently announced a collaboration with Swarmer, a U.S.-based drone autonomy software company. Together, we are developing a production-ready compute platform that combines Swarmer’s combat-proven software with roughly four times the onboard processing power focused on Group 1 Unmanned Aerial Systems. This collaboration highlights the strength of our hardware, software integration, and engineering services, while creating a path to long-term production revenue as Swarmer scales across U.S. and allied defense programs.

With that, let me turn to our IoT Systems Solutions business. After navigating several quarters of federal government shutdowns, which created extended procurement cycles, we are beginning to see conditions improve. Q4 revenue grew 16% sequentially, driven by a recovery in our out-of-band management portfolio, strength in network switches, and early signs of stabilization in our federal business.

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Within out-of-band management, we’re seeing growing traction in the data center space, as edge compute and AI infrastructure deployments accelerate the need for remote monitoring and control of critical IT and data center equipment. One proof point of this is SambaNova Systems, where our out-of-band solution is deployed as part of their DataScale platform, a purpose-built AI infrastructure rack for large-scale inference and training workloads. We provide dedicated remote access to the critical networking and compute infrastructure within that platform.

Moving to our critical infrastructure monitoring vertical. Just over a month ago, we took another step forward in our platform strategy by acquiring Vecima Networks’ Industrial IoT business, including its Nero Global Tracking platform, for $11.7 million, which closed this month.

The tuck-in acquisition adds approximately $5 million in annual revenue, with the majority coming from ARR, and gross margins in the mid-to-high 60% range. Based on the purchase price relative to the asset's financial profile, we view this as a highly favorable transaction and one that is immediately accretive to earnings. Just as important, it advances a strategy we’ve been executing deliberately over the past several quarters, layering more software onto our hardware base to expand recurring revenue.

That strategy is increasingly visible in our revenue mix. Our software and services mix has steadily increased throughout the year, moving from 5% to 6% of revenue and then to 7% to 8%. With this acquisition, on a pro forma basis, our software and services revenue mix increases above 10% of total company revenue. This represents a meaningful step toward a more predictable, higher-margin business model.

Beyond the immediate financial benefits, we see meaningful cross-sell potential. Nero brings an installed base of roughly 125,000 device tags across fleet, municipal, restoration and industrial asset-tracking markets, creating a natural opportunity to deploy our cellular gateways, modems, edge compute products and connectivity solutions. Together, Nero’s software and our hardware provide customers with a more vertically integrated, end-to-end asset monitoring solution.

In summary, I am encouraged by our performance in fiscal 2026 and the significant progress we achieved. Our focused execution, disciplined operating approach, and strengthened organization are providing tangible results. We are meaningfully scaling our presence in higher-growth verticals, increasing the contribution of software-enabled recurring revenue, and continuing to realize operating leverage from a more efficient cost structure.

As we enter fiscal 2027, we believe Lantronix is better positioned than ever to benefit from the long-term growth trends reshaping edge computing and connectivity. With strong momentum, a differentiated portfolio, and a clear strategic roadmap, we are excited about the opportunities ahead and remain committed to creating long-term shareholder value.

With that, I’ll turn the call back to Brent to cover financial results. Brent?

Brent Stringham:

Thanks, Saleel.

I’ll begin with our fourth quarter and fiscal 2026 financial results and some of the key drivers behind our performance. After which I’ll provide our outlook for our first fiscal quarter ending September 30, 2026.

For fiscal 2026, revenue was nearly $121 million, representing 8% growth over fiscal 2025 revenue of just over $111 million, excluding Gridspertise. Our growth was driven by more than 15% annual growth in Embedded IoT Solutions, led by Unmanned Systems. As Saleel mentioned, Unmanned Systems revenue reached $12.6 million, above the midpoint of the $10 million to $14 million range we provided last quarter.

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Revenue for the fourth quarter was $31.2 million, representing both sequential and year-over-year growth. IoT Systems Solutions rebounded in the quarter, contributing more than $15 million of revenue after slower ordering patterns in the prior two quarters related to the government shutdowns in late calendar 2025 and early 2026. As we’ve said over the past several quarters, we viewed those federal headwinds as timing-related rather than reflective of underlying demand. The 16% sequential growth we delivered in the fourth quarter reinforces that view.

Turning to our gross margins…

In the fourth quarter, GAAP gross margin was 43.7%, up from 43.1% in the prior quarter and 40% a year ago. On a non-GAAP basis, gross margin was 44.1%, compared with 43.6% in the prior quarter and 40.6% a year ago. The year-ago period was impacted by aged inventory charges and higher duties and tariffs.

The sequential improvement reflects a combination of favorable revenue mix, including stronger performance in Systems Solutions, and the continued focus of our operations team on supply-chain efficiency and execution. Looking ahead, we believe these efforts, together with our disciplined approach to cost management, should support gross margins at or near current levels in fiscal 2027.

Let me also briefly address the broader supply environment, which we continue to monitor closely. Memory availability has tightened and prices have increased as AI infrastructure and hyperscaler data centers consume a growing share of industry supply. This is an industry-wide dynamic affecting the embedded-compute market broadly and is not unique to Lantronix.

We believe our early preparation has positioned us well in this constrained environment. Leveraging our fabless operating model and diversified manufacturing partners, we identified these trends early and proactively secured supply.

Looking at our expenses and profitability…

GAAP operating expenses in the fourth quarter of fiscal 2026 were $14 million, slightly down from the $14.1 million in the prior quarter, and down approximately 5% from $14.7 million in the year-ago period. We continue to observe the leverage in our Opex model based on the actions we took last year, and the ongoing cost discipline that we are executing on.

GAAP net loss for the fourth quarter of fiscal 2026 improved to $269 thousand, or 1 cent per share, compared to GAAP net loss of $2.6 million, or 7 cents per share, in the year-ago quarter. On a non-GAAP basis, net income of $1.8 million, or 4 cents per share, compares to $1.5 million, or 4 cents per share in the prior quarter, and was an improvement from the $0.01 per share in the year ago quarter.

Moving to the balance sheet…

We raised just over $44 million in net proceeds during the quarter through our public and ATM offerings, bringing our year-end cash balance to more than $60 million. We also repaid the remaining $8.7 million of debt and ended the fiscal year debt-free.

•	Our strong balance sheet gives us the flexibility to execute our growth strategy while remaining disciplined and opportunistic in allocating capital to the highest-return opportunities across R&D, go-to-market initiatives, and strategic M&A.

•	During the current quarter and full fiscal year, we generated positive operating cash flow of approximately $1.9 million and $9.9 million, respectively.

•	Net inventories were $25.8 million as of June 30, 2026, compared to $26.4 million last quarter and $26.4 million in the year-ago quarter.

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Lastly, our outlook for the first quarter of our fiscal 2027, which ends September 30, 2026, is as follows:

•	We expect revenue to be in the range of $31 million to $33 million.

•	Non-GAAP EPS is expected to be in the range of 4 to 6 cents per share.

With that, I’ll turn it back to Saleel for closing remarks.

Saleel Awsare (Section 2):

Thanks, Brent.

Fiscal 2026 was a year of measurable progress. We returned the core business to growth, established Unmanned Systems as a meaningful contributor, expanded recurring revenue, and significantly strengthened our financial position.

Along the way, we continued transforming Lantronix from a broad-based hardware provider into a focused solutions platform, combining compute, connectivity, physical AI, software, and services at the intelligent edge.

Unmanned Systems is the clearest proof point. From minimal revenue contribution a year ago, we delivered $12.6 million in fiscal 2026 after raising our outlook three times. We tripled our active engagements, expanded our global customer and partner base, and moved further up the technology stack. In fiscal 2027, we expect Unmanned Systems to represent 15% to 20% of total revenue, with continued growth beyond these levels in subsequent years.

We enter Fiscal 2027 with multiple engines of profitable growth, the strongest financial position in our history, and confidence in our ability to deliver double-digit revenue growth.

As we continue to move further up the technology stack and expand our role across the broader autonomy ecosystem, we believe Lantronix is becoming the go-to edge compute company for Unmanned Systems.

And with that, operator, we will now open the call for questions.

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